NOTE
$1,800,000                                           Philadelphia, Pennsylvania

         In return for a loan that we have received, we, Roger and Georgeann Ballou, promise to pay to CDI Corporation ("CDI") at 1717 Arch Street, Philadelphia, Pennsylvania 19103 the amount of One Million Eight Hundred Thousand Dollars ($1,800,000) ("the Principal Amount"), plus interest.

         Interest will accrue on the outstanding balance of the Principal Amount at an annual rate equal to the Prime Rate as published in the Wall Street Journal. Interest will be calculated by applying the Prime Rate in effect on the first day of each month during the term of this Note to the amount outstanding during that month. The Prime Rate in effect on the date of this Note will apply to the amount outstanding during the remainder of the month in which this Note is made.

         We will pay the Principal Amount and all accrued interest on (i) the date on which we sell our house at 1910 - 24th Street NW, Washington, DC 20008 ("the Real Estate") or (ii) July 31, 2002, whichever occurs first.

         In the event we do not make full payment when it becomes due, and in addition to all other rights CDI may have at law with respect to such non-payment, Roger Ballou hereby authorizes CDI to withhold payment of all salary, bonus or other compensation (net of all applicable withholdings) which would otherwise be payable by CDI to him and to apply such withheld amounts to the reduction of the amount due hereunder and to continue to so withhold until the amount due hereunder, including all accrued interest, is paid in full.

         We acknowledge that our obligations hereunder will be secured by a mortgage on the Real Estate. The undersigned agree to pay the actual expenditures, including reasonable attorneys' fees, incurred by CDI if efforts need to be undertaken by CDI to collect the amounts due hereunder.



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Witness                                         Roger H. Ballou


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Witness                                         Georgeann Ballou


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